Exhibit 99.1

Paratek Appoints Rolf K. Hoffman to Company’s Board of Directors

-- Led U.S. and International Commercial Operations at Amgen Inc.--

BOSTON, April 13, 2018 -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today announced the appointment on April 11, 2018 of Rolf K. Hoffman, a global biopharmaceutical industry executive with more than three decades of experience, to the Company’s board of directors. At the same time, long-time director Richard Lim stepped down from the board effective April 11, 2018.

“On behalf of the Board of Directors and management, we are delighted to welcome Rolf to Paratek. His broad pharmaceutical experience over the past three decades, including with antibiotics, significantly complements our existing board and adds proven U.S. and international commercial experience as we prepare for the launch of omadacycline. With our NDA submissions recently accepted for review by the FDA for this important new antibiotic, Rolf’s insights will be invaluable as we move into this exciting next phase for the company,” said Michael Bigham, Chairman of the Board and Chief Executive Officer, Paratek.

Bigham continued, “With Rolf’s appointment, we express our sincere appreciation and gratitude to Rich Lim, whose enthusiasm and steadfast support for the Company has been critical to our emergence as a public company and the successful development of our lead product candidate, omadacycline. Rich was instrumental in helping to guide the Company to the prospective approval of omadacycline and our ongoing preparations for potential commercial launch. We are truly grateful for his many contributions.”

Mr. Hoffman brings significant experience in pharmaceutical commercial strategy and operations to the Paratek board, having served in several senior commercial management roles over the course of his career. Most recently, Mr. Hoffman spent 12 years at Amgen, including as Senior Vice President, International Commercial Operations and Senior Vice President, U.S. Commercial Operations. Prior to that, he held several senior global roles at Eli Lilly and Company including President, Latin America and General Manager in Germany and South Africa. Mr. Hoffman is currently Chairman of Biotest AG, serves on the Board of Directors of Europe’s largest biotechnology company Genmab AG, and is a Director of San Francisco-based Trigemina, Inc. Mr. Hoffman was also recently appointed to the board of specialty pharmaceutical company EUSA Pharma. In addition, Mr. Hoffman is an adjunct professor for Strategy and Entrepreneurship at the University of North Carolina at Chapel Hill where he earned his Master’s in Business Administration.

“There is not a more exciting time to be at a pharmaceutical company than during launch preparations for a lead product,” remarked Mr. Hoffman. “Paratek has built a solid foundation and professionally executed on their development strategy for omadacycline. I am delighted to help guide the Company as they make this important transition to a commercial stage organization.”

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. The Company’s lead product candidate, omadacycline, is an investigational new, once-daily oral and intravenous broad-spectrum antibiotic being developed for the treatment of serious community-acquired bacterial infections, including community-acquired bacterial pneumonia (CABP), acute bacterial skin and skin structure infections (ABSSSI), and urinary tract infections (UTI). Omadacycline has been granted Qualified Infectious Disease Product designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the target indications of ABSSSI, CABP, uncomplicated urinary tract infections (uUTI) and complicated urinary tract infections (cUTI). Paratek’s New Drug Applications have been accepted for priority review by the U.S. FDA and the Company is preparing a marketing authorization in the European Union. Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Under a research agreement with the U.S. Department of Defense, omadacycline also is being studied against pathogenic agents causing infectious diseases of public health and biodefense importance, including plague and anthrax.

Paratek's second Phase 3 product candidate, SEYSARA™ (sarecycline), is being developed by Allergan in the U.S. as a new once-daily oral therapy for the treatment of acne. Allergan has completed Phase 3 development activities for Seysara and its new drug application was accepted for review by the U.S. FDA in December 2017. Paratek retains all ex-U.S. rights to sarecycline.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, prospects, potential and expected results, including statements about the  development, launch and commercialization of omadacycline, the potential for omadacycline to treat ABSSSI, CABP, UTI and other serious community-acquired bacterial infections, the prospect of omadacycline providing broad-spectrum activity, our ability to obtain regulatory approval of omadacycline and our anticipated transition to a commercial stage organization. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as “potential,” “prospective,” “prepare” and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACT:

Investor and Media Relations: Ben Strain 617-807-6688 ir@ParatekPharma.com